                                                                     Exhibit 2.1


                              SEPARATION AGREEMENT


                                 BY AND BETWEEN


                              PHARMACIA CORPORATION


                                       AND


                                MONSANTO COMPANY




                          DATED AS OF SEPTEMBER 1, 2000

                                TABLE OF CONTENTS



                                                                                         Page
                                                                                         ----
ARTICLE I
DEFINITIONS................................................................................2

            1.01      General..............................................................2
            1.02      References to Time..................................................15

ARTICLE II

THE SEPARATION............................................................................15

            2.01      Transfer of Assets and Assumption of Liabilities....................15
            2.02      Certificate of Incorporation; Bylaws................................16
            2.03      Financing Arrangements Effective on Separation Date.................16
            2.04      Intercompany Accounts...............................................16
            2.05      Monsanto Support Agreements.........................................17

ARTICLE III

SURVIVAL, ASSUMPTION AND INDEMNIFICATION..................................................17

            3.01      Survival of Agreements..............................................17
            3.02      Taxes...............................................................17
            3.03      Assumption and Indemnification; Effect of Recovery Rights
                      Against Insurers or Other Third Parties.............................17
            3.04      Procedure for Assumption or Indemnification.........................20

ARTICLE IV

CERTAIN ADDITIONAL COVENANTS..............................................................21

            4.01      Further Assurances..................................................21
            4.02      Pharmacia Employee Political Action Committee.......................24
            4.03      Receivables Collection and Other Payments...........................24
            4.04      Limited Leases, Licenses and Benefits of Certain Assets.............25
            4.05      Monsanto's Use of Monsanto Assets Subject to IRBS...................25

ARTICLE V
ACCESS TO INFORMATION.....................................................................25

            5.01      Provision of Corporate Records......................................25
            5.02      Access to Information...............................................26
            5.03      Litigation Support and Production of Witnesses......................26
            5.04      Reimbursement.......................................................27
            5.05      Retention of Records................................................27
            5.06      Privileged Information..............................................27
            5.07      Confidentiality.....................................................29

ARTICLE VI

DISPUTE RESOLUTION........................................................................29

            6.01      Step Process........................................................29
            6.02      Negotiation.........................................................29
            6.03      Mediation...........................................................30
            6.04      Arbitration.........................................................30
            6.05      Injunctive Relief...................................................30
            6.06      Remedies............................................................30
            6.07      Expenses............................................................30

ARTICLE VII

NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS..............................................30

            7.01      No Representations or Warranties; Exceptions........................30

ARTICLE VIII

INSURANCE.................................................................................31

            8.01      Insurance Policies and Rights.......................................31
            8.02      Administration and Reserves.........................................32
            8.03      Allocation of Insurance Proceeds; Cooperation.......................32
            8.04      Reimbursement of Expenses...........................................33
            8.05      Attempt to Obtain Insurer Endorsements..............................33
            8.06      No Reduction of Coverage............................................33

ARTICLE IX
SHARED CONTINGENT GAINS AND LIABILITIES....................................................33

            9.01       Shared Contingent Gains.............................................33
            9.02       Shared Contingent Liabilities.......................................34
            9.03       Payments............................................................34
            9.04       Procedures to Determine Status of Shared Contingent Gains
                       and Liabilities.....................................................35

ARTICLE X

NON-COMPETITION............................................................................35

            10.01      Monsanto Non-Compete................................................35
            10.02      Pharmacia Non-Compete...............................................36

ARTICLE XI

MISCELLANEOUS..............................................................................36

            11.01      Conditions to Obligations...........................................36
            11.02      Complete Agreement..................................................36
            11.03      Other Agreements....................................................36
            11.04      Expenses............................................................36
            11.05      Governing Law.......................................................36
            11.06      Notices.............................................................36
            11.07      Amendment and Modification..........................................37
            11.08      Successors and Assigns; No Third Party Beneficiaries................37
            11.09      Counterparts........................................................38
            11.10      Interpretation......................................................38
            11.11      Legal Enforceability................................................38
            11.12      References; Construction............................................38

                              SEPARATION AGREEMENT



            THIS SEPARATION AGREEMENT, dated as of September 1, 2000 (as amended and supplemented pursuant to the terms hereof, this "Agreement"), is by and between Pharmacia Corporation, a Delaware corporation ("Pharmacia"), and Monsanto Company, a Delaware corporation ("Monsanto").

                              W I T N E S S E T H:
                              --------------------

            WHEREAS, the Boards of Directors of Pharmacia and Monsanto have each determined that it would be appropriate and desirable for Pharmacia to contribute and transfer to Monsanto, and for Monsanto to receive and assume, directly or indirectly, certain assets and liabilities, as hereinafter described (the "Separation");

            WHEREAS, Pharmacia currently owns all of the issued and outstanding common stock of Monsanto;

            WHEREAS, Pharmacia and Monsanto currently contemplate that Monsanto will make an initial public offering ("IPO") of an amount of its common stock pursuant to a registration statement on Form S-1 filed under the Securities Act of 1933, as amended (the "IPO Registration Statement"), that will reduce Pharmacia's ownership of Monsanto to not less than 80.1%;

            WHEREAS, Monsanto intends to use the proceeds of the IPO (including any proceeds from any sale of shares pursuant to the exercise of the managing underwriters' over-allotment option), net of underwriting discounts and commissions, to repay a portion of the commercial paper obligations issued by Pharmacia that Monsanto will assume from Pharmacia at the closing of the IPO (the "IPO Closing Date");

            WHEREAS, Pharmacia and Monsanto intend that the contribution and assumption of assets and liabilities will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (together with the regulations promulgated thereunder, the "Code"), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

            WHEREAS, the parties intend in this Agreement, including the Exhibits and Schedules hereto, and the Other Agreements (as defined below) to set forth the principal arrangements between them regarding the Separation.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            Action: any demand, action, suit, countersuit, arbitration, inquiry,
            ------
proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

            Affiliate: with respect to any specified Person, a Person that
            ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

            Arbitration Act: the United States Arbitration Act, 9 U.S.C.
            ---------------
ss.ss. 1-14, 201-208, as the same may be amended from time to time.

            Assets: any and all assets, properties and rights (including
            ------
goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including, without limitation, the following:

                        (i) all accounting and other books, records and files
            whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                        (ii) all apparatus, computers and other electronic data
            processing equipment, fixtures, trade fixtures, machinery, equipment, capital and other spares, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles, trailers and other transportation equipment, special and general tools, test devices, prototypes and models and any other tangible personal property;

                        (iii) all inventories of materials, raw materials,
            catalysts, precious metals, stores inventories, supplies, work-in-process, consigned goods and finished goods and products and product samples;

                        (iv) all interests in real property of whatever nature,
            including easements, leases and licenses, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

                        (v) all buildings and other improvements to real
            property and all leasehold improvements;

                        (vi) all interests in any capital stock, bonds, notes,
            debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, all certificates of deposit, bankers' acceptances, certificates of interest or participation in profit sharing agreements, collateral trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind;

                        (vii) all license agreements, leases of personal
            property and other leases, operating agreements, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture or sale of products, other sales or purchase agreements, other commitments or arrangements, permits, distribution arrangements, and other contracts, agreements or commitments;

                        (viii) all deposits, letters of credit and performance
            and surety bonds;

                        (ix) all technical information, data, specifications,
            research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties; environmental clean-up technology, safety and industrial hygiene methods and technology;

                        (x) all technology, domestic and foreign patents,
            statutory, common law and registered copyrights, trade names, registered and unregistered trademarks, service marks, service names, trade styles, product bar codes and associated goodwill, and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, formulas, processes, designs, know-how, or other data or information, confidential information, other proprietary information and licenses from third Persons granting the right to use any of the foregoing and other rights in, to and under the foregoing (it being understood that the transfer of Assets described in this clause (x) shall be made pursuant to the Intellectual Property Agreements);

                        (xi) all computer applications, programs and other
            software and databases (including all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements, enhancements, updates and accessions thereto), all technical manuals and documentation made in connection with the foregoing, and the right to sue for past infringement thereof, and all licenses and rights with respect to the foregoing or of like nature, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

                        (xii) all cost information, sales and pricing data,
            customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports, lists of advertisers, records pertaining to advertisers and accounts, and other books, records, studies, surveys, reports, plans and document forms and any other business information;

                        (xiii) all prepayments or prepaid expenses, trade
            accounts and other accounts and notes receivable and all other current assets;

                        (xiv) the right to receive mail, payments on accounts
            receivable and other communications;

                        (xv) all rights under contracts, agreements, warranties
            or guaranties, all claims or rights or judgments against any Person, all rights in connection with any bids or offers and all claims, choses in action, rights of recovery and rights of set-off or similar rights, whether accrued or contingent, refunds and deposits;

                        (xvi) all rights under insurance policies and all rights
            in the nature of insurance, indemnification or contribution;

                        (xvii) all licenses, permits, approvals and
            authorizations which have been issued by any Governmental Authority;

                        (xviii) advertising materials and other printed or
            written materials;

                        (xix) employee contracts, including any rights
            thereunder to restrict an employee or former employee from competing in certain respects, and personnel and medical files and records;

                        (xx) cash, cash equivalents, bank accounts, lock boxes
            and other deposit arrangements; and

                        (xxi) interest rate, currency, commodity or other swap,
            collar, cap, floor, or other hedging or similar agreements or arrangements.

            Beneficiary:  as defined in Section 4.01(d) hereof.
            -----------

            Business Day: any day other than a Saturday, a Sunday or a day on
            ------------
which banking institutions located in the States of Missouri, New Jersey or New York are authorized or obligated by law or executive order to close.

            Business Transfer Agreements: the agreements (i) which have been or
            ----------------------------
will be entered into between (a) certain wholly-owned Monsanto Subsidiaries incorporated, or having a branch or presence, outside the United States and (b) certain wholly-owned Pharmacia Subsidiaries incorporated, or having a branch or presence, outside the United States, providing for the separation of Monsanto Assets and Monsanto Liabilities from the Pharmacia Assets and the Pharmacia Liabilities outside the United States, including without limitation, those agreements which are required by local law or are executed in connection with or to implement such separation; and (ii) which will provide for the assignment from the Pharmacia Group to the Monsanto Group of certain Monsanto Assets and the assumption by the Monsanto Group of certain Monsanto Liabilities in accordance with Section 2.01.

            Claims Administration: the processing of claims made under the
            ---------------------
Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for appropriate releases upon settlement of claims.

            Claims Handling Agreement: any third party administrator or claims
            -------------------------
handling agreement of any kind or nature to which any member of either Group is directly or indirectly a party, in effect as of the date hereof, related to the handling of Insured Monsanto Claims.

            Code:  as defined in the recitals to this Agreement.
            ----

            Contingent Gain: any claim or other right of any member of any
            ---------------
Group, whenever asserted, against any Person other than any member of any Group if and to the extent that (i) such claim or right has accrued as of or prior to the Separation Date (as described below) and (ii) a senior vice president, treasurer or more senior officer of Pharmacia did not have actual knowledge of the existence of the claim or right against such other Person as of the Separation Date. A claim or right meeting the foregoing definition shall be considered a Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Monsanto Assets, (iii) any reversal of any litigation or other reserve or (iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be a Contingent Gain.

            Contingent Liability: any Liability of any member of any Group,
            --------------------
whenever asserted, to any Person other than any member of any Group, if and to the extent that (i) such Liability has accrued as of or prior to the Separation Date (as described below) and (ii) a senior vice president, treasurer or more senior officer of Pharmacia did not have actual knowledge of the existence of the obligation of such member as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be deemed to have been sufficient in and of itself to have provided actual notice of the existence of such obligation). In the case of any Liability a portion of which had accrued as of the Separation Date and a portion of which accrues after the Separation Date, only that portion that had accrued (as described below) as of the Separation Date shall be considered a Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Benefits and Compensation Allocation Agreement) as of the Separation Date, shall be deemed to be a Contingent Liability. Notwithstanding the foregoing, none of (i) any retrospectively rated premiums for coverage under the Insurance Policies, (ii) any Excluded Monsanto Liabilities, (iii) any increase of any litigation or other reserve or (iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be a Contingent Liability.

            Corporate Agreement: the agreement which has been or will be entered
            -------------------
into on or prior to the Separation Date between Pharmacia and Monsanto substantially in the form attached hereto as Exhibit C-1 providing for corporate governance, registration and certain other shareholder rights of Pharmacia, with such changes as may be mutually agreed to by Pharmacia and Monsanto.

            Credit Agreements: The U.S. $1,000,000,000 364-Day Credit Agreement,
            -----------------
and the U.S. $500,000,000 Five Year Credit Agreement, each dated as of August 8, 2000, and each entered into among Monsanto Company and Pharmacia Corporation as Borrowers, the initial lenders named therein, Citibank, N.A. as administrative agent, and the other agents named therein.

            Delayed Transfer Assets: (i) any Monsanto Assets, not including
            -----------------------
Intercompany Items, that cannot practicably be transferred to or retained by a member of the Monsanto Group on or prior to the Separation Date or for which this Agreement or any Other Agreements expressly provide for transfer to the Monsanto Group after the Separation Date, or (ii) any Pharmacia Assets, not including Intercompany Items, that cannot practicably be transferred to or retained by a member of the Pharmacia Group on or prior to the Separation Date or for which this Agreement or any Other Agreements expressly provide for transfer to the Pharmacia Group after the Separation Date.

            Delayed Transfer Liabilities: (i) any Monsanto Liabilities, not
            ----------------------------
including Intercompany Items, that cannot practicably be transferred to or retained by a member of the Monsanto Group on or prior to the Separation Date or for which this Agreement or any Other Agreements expressly provide for assumption by the Monsanto Group after the Separation Date, or (ii) any Pharmacia Liabilities, not including Intercompany Items, that cannot practicably be transferred to or retained by a member of the Pharmacia Group on or prior to the Separation Date or for which this Agreement or any Other Agreements expressly provide for assumption by the Pharmacia Group after the Separation Date.

            Dispute:  as defined in Section 6.01 hereof.
            -------

            Employee Benefits and Compensation Allocation Agreement: an employee
            -------------------------------------------------------
benefits and compensation allocation agreement to be entered into between Pharmacia and Monsanto substantially in the form attached hereto as Exhibit E-1, with such changes as may be mutually agreed to by Pharmacia and Monsanto.

            Excluded Monsanto Assets:  those Assets listed on Schedule E-1.
            ------------------------

            Excluded Monsanto Liabilities: all Liabilities related to the IRBs
            -----------------------------
and those Liabilities listed on Schedule E-2.

            Ex-U.S. Debt: outstanding, non-intercompany debt for which Monsanto
            ------------
Subsidiaries organized under the laws of jurisdictions outside the United States or operating outside the United States are the obligors and Pharmacia is in certain cases the guarantor, and for which, from and after the Separation Date, such Monsanto Subsidiaries will continue as obligors and, if Pharmacia is the guarantor, Monsanto will indemnify Pharmacia as guarantor.

            Financing Facility: the commercial paper facility, including the
            ------------------
Issuing and Paying Agency and Assignment and Assumption Agreement, to be entered into prior to the IPO Closing Date by Pharmacia, Monsanto, and an agent or co-agents selected by Pharmacia, pursuant to which, prior to the IPO Closing Date, Pharmacia will issue assumable commercial paper equal to:

                        (1) $1.8 billion, plus

                        (2) cash held by the Monsanto Group on the Separation
            Date, net of overdrafts, plus

                        (3) the projected cash flow of the Monsanto Group to be
            available for repayment of debt principal for the period from September 1, 2000 through December 31, 2000, as reflected in an updated forecast to be agreed upon between Monsanto and Pharmacia prior to the printing of the preliminary prospectus for the IPO, plus

                        (4) the amount of any intercompany receivables from a
            member of the Pharmacia Group held by the Monsanto Group, less any intercompany payables owed to a member of the Pharmacia Group by the Monsanto Group, in each case arising from the asset transfers in connection with the Separation, plus

                        (5) the product of (a) (the initial public offering
            price per share less the underwriters' discount per share) and (b) (the number of shares of Monsanto Common Stock offered in the IPO, including 50% of the shares issuable upon exercise of the underwriters' overallotment option), less

                        (6) the amortized principal amount as of the Separation
            Date of the Medium Term Notes and the Ex-U.S. Debt assumed or retained by the Monsanto Group on the Separation Date.

            Foreign Exchange Rate: with respect to any currency other than
            ---------------------
United States dollars as of any date, the average of the bid and asked rates at 9:00 a.m., New York City time, on such date at which such currency may be exchanged for United States dollars as quoted by Citibank, N.A., except that, with respect to any Indemnifiable Loss covered by insurance, the Foreign Exchange Rate for such currency shall be determined as set forth in Section 3.03(c)(2).

            Former Agriculture Business: those businesses and operations that
            ---------------------------
were formerly operated by Pharmacia as part of its agricultural or chemical subsidiaries, units or divisions and which have been sold, or otherwise disposed of, or discontinued prior to the Separation Date including but not limited to those businesses and operations set forth on Schedule F-1 but excluding, without limitation (except to the extent set forth on such Schedule), (i) businesses and operations conducted by Pharmacia & Upjohn, Inc., Searle or their Subsidiaries or predecessors, and (ii) businesses and operations conducted by any Former Pharmacia Business.

            Former Pharmacia Business: those businesses and operations that were
            -------------------------
formerly operated by Pharmacia & Upjohn, Inc., Searle or Pharmacia (other than a Former Agriculture Business) which have been sold, or otherwise disposed of, or discontinued prior to the Separation Date, including but not limited to (i) shut down or sold plant sites and businesses associated with product families that continue in the Pharmacia Group; (ii) shut down or sold plant sites and businesses previously closely integrated (supply chain) with upstream or downstream Pharmacia subsidiaries, units or divisions other than a Former Agriculture Business; and (iii) businesses or operations primarily relating to any of the following: (a) pharmaceuticals; (b) personal care products; (c) vision care (including Orcolite and Diamonex) products; (d) controls or control valves (e.g., Fisher Controls); (e) gas products (e.g., Matheson); (f) electron beam accelerator (e.g., Radiation Dynamics, Inc.); (g) hollow fibers (e.g., Permea); (h) the nutrition and consumer business (except lawn & garden and nutrition platform); (i) the Research Triangle Park site; (j) metalized fabrics;
(k) alginates and biogums; (l) sorbates; (m) the North Haven site; (n) The Upjohn Company's ownership of Asgrow Seed Company LLC from 1982 to 1994, except for the matters listed on Schedule M-7; and (o) radiation services and products.

            Governmental Authority: any federal, state, local, foreign or
            ----------------------
international court, government, department, commission, board, bureau or agency, or any other regulatory, administrative or governmental authority, including the NYSE.

            Group: the Pharmacia Group or the Monsanto Group, as the context
            -----
requires.


            Holder:  as defined in Section 4.01(d) hereof.
            ------

            Indemnifiable Losses: all Losses which are subject to being
            --------------------
indemnified or assumed by Pharmacia or Monsanto pursuant to Article III.


            Indemnifying Party: a Person who or which is obligated under this
            ------------------
Agreement to provide indemnification or to otherwise assume liability for Losses.

            Indemnitee: a Person who may seek indemnification under this
            ----------
Agreement or otherwise enforce an Indemnifying Party's obligations hereunder to assume Losses.

            Indemnity Payment: an amount that an Indemnifying Party is required
            -----------------
to pay to an Indemnitee pursuant to Article III.

            Information: all records, books, contracts, instruments, computer
            -----------
data and other data and information.

            Insurance Administration: with respect to each Insurance Policy, (1)
            ------------------------
the accounting for retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (2) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence or aggregate limits of any Insurance Policy to be exceeded and (3) the distribution of Insurance Proceeds as contemplated by this Agreement.

            Insurance Policy: insurance policies and insurance contracts of any
            ----------------
kind that as of the effective date of this Agreement are or have been owned or maintained by, or provide a benefit in favor of, any member of either Group or any of its predecessors, including without limitation, primary, umbrella and excess comprehensive general liability policies; automobile insurance policies, aviation and aircraft insurance policies, worker's compensation insurance policies (including without limitation policies covering occupational disease), property, casualty and business interruption insurance policies, fiduciary insurance policies, fidelity insurance policies, directors and officers liability insurance policies (including any such policy for directors and officers liability which has been purchased to provide occurrence coverage for both continuing and former directors, officers and employees for claims arising from or relating to events, occurrences or other matters prior to or on the Separation Date). The term "Insurance Policy" expressly includes any insurance policies or insurance contracts issued by MonSure Ltd., a Bermuda corporation, and MonGard Ltd., a Bermuda corporation but excludes any insurance policies relating to Plans to the extent such insurance policies are addressed under the Employee Benefits and Compensation Allocation Agreement.

            Insurance Proceeds: those monies received by or on behalf of an
            ------------------
insured from an insurance carrier or paid by an insurance carrier on behalf of the insured.

            Insured Claims: any claim with respect to those Losses that,
            --------------
individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, coinsurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent that such Losses are within applicable Insurance Policy limits, including aggregates.

            Insured Monsanto Claim: any claim with respect to any Loss or
            ----------------------
expense that is or was incurred prior to the Separation Date that is against any member of the Monsanto Group or any employee of any member of the Monsanto Group; provided, that in the case of any such claim or any claims identified in
(i) through (v) below, such Loss or expense (including costs of defense and reasonable attorneys' fees) are or may be insured or insurable under one or more of the Insurance Policies. Insured Monsanto Claims include, without limitation,
(i) claims for property or casualty damage or any other Loss or expense with respect to Monsanto Assets; (ii) claims of Loss or expense arising from business interruption of any type of the Monsanto Business or Former Agriculture Business; (iii) claims against any member of the Monsanto Group whether or not the Monsanto Group has or has assumed liability for such claims under this Agreement or any of the Other Agreements; (iv) claims against any member of the Pharmacia Group to the extent any member of the Monsanto Group has assumed liability for such claims under this Agreement or any of the Other Agreements; and (v) claims involving or against any director, officer, employee, fiduciary or agent of the Monsanto Group who are entitled or would have been entitled to indemnification by Pharmacia had the Separation not occurred.

            Intellectual Property Agreements: the Intellectual Property Transfer
            --------------------------------
Agreement, substantially in the form attached hereto as Exhibit I-1, together with various agreements attached thereto as exhibits, with such changes as may be mutually agreed, which have been or will be entered into on or prior to the Separation Date between Pharmacia and Monsanto or members of their respective Groups with respect to transfer and licensing of intellectual property.

            Intercompany Items:  as defined in Section 2.04 hereof.
            ------------------

            IPO:  as defined in the recitals to this Agreement.
            ---

            IPO Closing Date:  as defined in the recitals to this Agreement.
            ----------------

            IPO Registration Statement: as defined in the recitals to this
            --------------------------
Agreement.

            IRB: the arrangements relating to or arising out of any one or more
            ---
of the following to the extent that it relates to a Monsanto Asset: (1) Cumberland County PCRBs, Series 1990, issued on October 1, 1990 in the amount of $4,815,000; (2) Cumberland Co. PCRBs, Series 1992, issued on September 1, 1992 in the amount of $2,715,000; (3) Muscatine PCRBs, Series 1992, issued on September 1, 1992 in the amount of $15,500,000; and (4) Parish of St. Chas., LA, PCRBs 1994 Var., issued on March 30, 1994 in the amount of $11,725,000.

            Issuing and Paying Agency and Assignment and Assumption Agreement:
            -----------------------------------------------------------------
an issuing and paying agency and assignment and assumption agreement to be entered into among Pharmacia, Monsanto, and an agent or co-agents selected by Pharmacia as part of the Financing Facility.

            Lease Agreements: the lease agreements which have been or will be
            ----------------
entered into between Pharmacia and Monsanto, or the appropriate members of the Pharmacia Group and the Monsanto Group, with respect to the facilities listed on Schedule L-1.

            Liabilities: all debts, liabilities, guarantees, assurances,
            -----------
commitments and obligations, whether fixed, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, due or to become due, whenever arising, and whether or not the same would be required by generally accepted accounting principles to be reflected on a balance sheet, including costs, expenses and losses relating thereto.

            Litigation Matters:  as defined in Section 5.06(a) hereof.
            ------------------

            Losses: with respect to any Person, all losses, Liabilities,
            ------
damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, including punitive damages and criminal fines and penalties, but excluding damages in respect of actual or alleged lost profits, suffered by such Person, regardless of whether any such losses, Liabilities, damages, claims, demands, judgments, settlements, costs, expenses, fines and penalties relate to or arise out of such Person's own alleged or actual negligent, grossly negligent, reckless or intentional misconduct.

            MCF:  Monsanto Citizenship Fund.
            ---

            Medium-Term Notes: certain obligations relating to the medium-term
            -----------------
bank notes issued by MOBRAS, and related agreements listed on Schedule M-1, reflected on the Monsanto Balance Sheet in the aggregate principal amount of $502 million.

            MOBRAS:  Monsanto do Brasil Ltda., a Brazil corporation.
            ------

            Monsanto:  as defined in the preamble to this Agreement.
            --------

            Monsanto Assets: excluding the Excluded Monsanto Assets, (1) except
            ---------------
as expressly provided in the Other Agreements, all Assets included on the Monsanto Balance Sheet or the accounting records supporting the Monsanto Balance Sheet as adjusted by the pro forma adjustments thereto as set forth in the IPO Registration Statement and all Assets of either Group acquired between June 30, 2000 and the Separation Date which would have been included on the Monsanto Balance Sheet had they been owned on June 30, 2000, excluding any Assets sold or otherwise disposed of on or prior to the Separation Date; (2) all Assets primarily related to the Monsanto Business or the Former Agriculture Business on the Separation Date, which in either case are owned, leased, licensed or held by any member of either Group on the Separation Date; (3) the corporate offices located at 800 North Lindbergh Boulevard in St. Louis, Missouri and other real property (including the buildings, fixtures and improvements located thereon) listed on Schedule M-2 and such other real property interests held by members of either Group primarily used in the Monsanto Business or any Former Agriculture Business; (4) all of the outstanding shares of all classes of capital stock or similar interests of the Monsanto Subsidiaries to the extent owned by any member of the Pharmacia Group; (5) the partnership, joint venture and other equity interests primarily related to the Monsanto Business or the Former Agriculture Business, including without limitation those equity interests listed on Schedule M-3; (6) the rights of Monsanto under the Insurance Policies as provided in
Article VIII of this Agreement; (7) all computers, desks, furniture, equipment and other assets used primarily by employees of Pharmacia who will become employees of Monsanto pursuant to the Employee Benefits and Compensation Allocation Agreement; (8) any Contingent Gains primarily related to any Monsanto Business, any Former Agriculture Business, any Monsanto Assets described in the other clauses of this definition or any reversal of any Monsanto Liability and any Contingent Gains expressly assigned to Monsanto pursuant to this Agreement or any Other Agreement; (9) subject to the terms of Article IX, the Monsanto Share Percentage of any Shared Contingent Gains; and (10) all of the Assets listed on Schedule M-4.

            Monsanto Assets shall also mean any and all other Assets owned or held on the Separation Date by members of the Pharmacia Group which the parties agree in writing would have been transferred to the Monsanto Group if the parties had given specific contemplation to such Asset as of the date hereof.

            Monsanto Balance Sheet: the unaudited combined balance sheet of
            ----------------------
Monsanto as of June 30, 2000, and the notes thereto, as set forth in the IPO Registration Statement.

            Monsanto Business: all businesses and operations (including related
            -----------------
joint ventures and alliances) of the agriculture businesses of Pharmacia consisting principally of those businesses and operations set forth on Schedule M-5, and all business and operations (including related joint ventures and alliances) of any member of the Monsanto Group at any time after the Separation Date.

            Monsanto Common Stock: the common stock, par value $.01 per share,
            ---------------------
of Monsanto.


            Monsanto Facilities: property, plant and equipment which are
            -------------------
Monsanto Assets.

            Monsanto Group:  Monsanto and the Monsanto Subsidiaries.
            --------------

            Monsanto Indemnified Liabilities: Monsanto Liabilities that are
            --------------------------------
subject to indemnification from a Third Party.

            Monsanto Liabilities: excluding the Excluded Monsanto Liabilities,
            --------------------
(1) except as expressly provided in the Other Agreements, all Liabilities included on the Monsanto Balance Sheet or the accounting records supporting such Monsanto Balance Sheet as adjusted by the pro forma adjustments thereto as set forth in the IPO Registration Statement and all Liabilities of either Group incurred or arising between June 30, 2000 and the Separation Date which would have been included on the Monsanto Balance Sheet had they been incurred or arisen on or prior to June 30, 2000, excluding those Liabilities (or portions thereof) which have been satisfied, paid or discharged prior to the Separation Date; (2) except as expressly provided in the Other Agreements, all Liabilities relating primarily to or arising primarily from the Monsanto Assets, the Monsanto Business or the Former Agriculture Business or the disposition of any Former Agriculture Business, whether incurred or arising prior to, on or after the Separation Date; (3) those Liabilities for worker's compensation or Third Party claims incurred prior to the Separation Date at a site transferred to the Monsanto Group as part of the Monsanto Assets; (4) all Liabilities assumed by any member of the Monsanto Group under an express provision of this Agreement or an Other Agreement; (5) all Liabilities for environmental remediation or other environmental responsibilities primarily related to the Monsanto Business, any Former Agriculture Business or real property transferred to the Monsanto Group as part of the Monsanto Assets, including those listed in Schedule M-6 and, subject to the terms of Article IX, for Monsanto's proportion of any Shared Contingent Liability for environmental remediation or other environmental responsibility as provided by Section 9.02(c); (6) all Liabilities for products of the Monsanto Business or Former Agriculture Business sold to Third Parties by any member of either Group; (7) all Liabilities relating to the Medium-Term Notes and the Ex-U.S. Debt, including Liabilities relating to any guarantees with respect to such indebtedness made by any member of the Pharmacia Group; (8) all Liabilities of Monsanto under the Credit Agreements; (9) all Liabilities of either Group that were assumed by Solutia or any of its Subsidiaries in connection with the spinoff of Solutia (regardless of the extent to which such Liabilities relate to any Monsanto Business or any Former Agriculture Business), to the extent that Solutia fails to pay, perform or discharge such Liabilities;
(10) if the IPO is consummated, all Liabilities under the Financing Facility;
(11) all Liabilities of the Monsanto Group arising under this Agreement; (12) any Contingent Liabilities relating primarily to or arising primarily from any Monsanto Business or any Former Agriculture Business, and any Contingent Liabilities expressly assigned to Monsanto pursuant to this Agreement or any Other Agreement; (13) subject to the terms of Article IX, the Monsanto Share Percentage of any Shared Contingent Liabilities; and (14) all Liabilities listed on Schedule M-7 (regardless of the extent to which such Liabilities relate to any Monsanto Business or any Former Agriculture Business).

            Monsanto Liabilities shall also mean any and all other Liabilities owed on the Separation Date by members of the Pharmacia Group that are primarily related to the Monsanto Business and which the parties agree in writing would have been transferred to the Monsanto Group if the parties had given specific contemplation to such Liability as of the date hereof.

            Monsanto Share Percentage:  57 percent.
            -------------------------

            Monsanto Subsidiaries: all of the corporations, limited liability
            ---------------------
companies or other entities listed on Schedule M-8, and any other Subsidiaries of Monsanto.

            Monsanto Support Agreements: any obligation or agreement of the
            ---------------------------
Pharmacia Group under any letter of credit or bond obtained prior to the Separation Date for the benefit of the Monsanto Business or any member of the Monsanto Group, including without limitation those obligations and agreements listed on Schedule M-9.

            Non-Sale Assets:  as defined in Section 4.01(d) hereof.
            ---------------

            Notices:  as defined in Section 11.06 hereof.
            -------

            NYSE:  the New York Stock Exchange, Inc.
            ----

            Other Agreements: the Corporate Agreement, the Services Agreement,
            ----------------
the Employee Benefits and Compensation Allocation Agreement, all Business Transfer Agreements, the Tax Sharing Agreement, the Intellectual Property Agreements, the Lease Agreements and any assignment or assumption agreements entered into in connection with the Separation.

            PEPAC:  Pharmacia Employee Political Action Committee.
            -----

            Person: an individual, a partnership, a joint venture, a
            ------
corporation, a trust, a limited liability company, an unincorporated organization, or a government or any department or agency thereof.

            Pharmacia:  as defined in the preamble to this Agreement.
            ---------

            Pharmacia Assets: all of the Assets, other than the Monsanto Assets,
            ----------------
held on the Separation Date by any member of either Group, including the Excluded Monsanto Assets, any Contingent Gain primarily related to any Pharmacia Business or any Former Pharmacia Business, any Contingent Gains expressly assigned to Pharmacia pursuant to this Agreement or any Other Agreement and, subject to the terms of Article IX, the Pharmacia Share Percentage of any Shared Contingent Gains.

            Pharmacia Business: all businesses and operations (including related
            ------------------
joint ventures and alliances) conducted by Pharmacia & Upjohn, Inc., Searle or their Subsidiaries, and all business and operations (including related joint ventures and alliances) of any member of the Pharmacia Group at any time after the Separation Date.

            Pharmacia Group: Pharmacia and the Subsidiaries of Pharmacia other
            ---------------
than members of the Monsanto Group.

            Pharmacia Liabilities: except as expressly provided in the Other
            ---------------------
Agreements, all of the Liabilities, other than the Monsanto Liabilities, of any member of either Group incurred or arising prior to or on the Separation Date, or of any member of the Pharmacia Group incurred or arising after the Separation Date, including the Excluded Monsanto Liabilities, any Contingent Liabilities relating primarily to or arising primarily from any Pharmacia Business or Former Pharmacia Business, any Contingent Liabilities expressly assigned to Pharmacia pursuant to this

Agreement or any Other Agreement and, subject to the terms of Article IX, the Pharmacia Share Percentage of any Shared Contingent Liabilities and Pharmacia's proportion of any Shared Contingent Liability for environmental remediation or other environmental responsibility as provided by Section 9.02(c).

            Pharmacia Share Percentage:  43 percent.
            --------------------------

            Plan: as defined in the Employee Benefits and Compensation
            ----
Allocation Agreement.

            Prime Rate: the rate which Citibank, N.A. (or any successor thereto
            ----------
or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

            Privileged Information:  as defined in Section 5.06(a) hereof.
            ----------------------

            Representative: with respect to any Person, any of such Person's
            --------------
directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

            Rules:  as defined in Section 6.03 hereof.
            -----

            Sale Assets:  as defined in Section 4.01(d) hereof.
            -----------

            Searle: G.D. Searle & Co., a Delaware corporation and a Subsidiary
            ------
of Pharmacia.

            SEC:  the Securities and Exchange Commission.
            ---

            Security Interest: any mortgage, security interest, pledge, lien,
            -----------------
charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

            Separation:  as defined in the recitals to this Agreement.
            ----------

            Separation Date: September 1, 2000. The Separation Date for the
            ---------------
transfer of Liabilities under the Financing Facility shall be deemed to be the IPO Closing Date.

            Services Agreement: the services agreement which has been or will be
            ------------------
entered into on or prior to the Separation Date between the Pharmacia Group and the Monsanto Group, substantially in the form attached hereto as Exhibit S-1, with such changes as may be mutually agreed to by Monsanto and Pharmacia, providing for (1) the Pharmacia Group to make available certain services to the Monsanto Group, and (2) the Monsanto Group to make available certain services to the Pharmacia Group.

            Shared Contingent Claims Committee: a committee composed of one
            ----------------------------------
representative designated from time to time by each of Pharmacia and Monsanto that shall be established in accordance with Section 9.04.

            Shared Contingent Gain: any Contingent Gain that is not primarily
            ----------------------
related to any Monsanto Business, any Former Agriculture Business, any Pharmacia Business or any Former

Pharmacia Business and that is not expressly assigned to Monsanto or Pharmacia pursuant to this Agreement or any Other Agreement.

            Shared Contingent Liability: any Contingent Liability that is not
            ---------------------------
primarily related to any Monsanto Business, any Former Agriculture Business, any Pharmacia Business or any Former Pharmacia Business and that is not expressly assigned to Monsanto or Pharmacia pursuant to this Agreement or any Other Agreement.

            Share Percentage: means the Pharmacia Share Percentage or the
            ----------------
Monsanto Share Percentage, as the case may be.

            Solutia:  Solutia Inc., a Delaware corporation.
            -------

            Subsidiary: with respect to any specified Person, any corporation or
            ----------
other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, (1) the Monsanto Subsidiaries shall be deemed to be Subsidiaries of Monsanto and (2) no member of the Monsanto Group shall be deemed to be a Subsidiary of any member of the Pharmacia Group.

            Tax:  as defined in the Tax Sharing Agreement.
            ---

            Tax Sharing Agreement: the tax sharing and indemnification agreement
            ---------------------
which has been or will be entered into on or prior to the Separation Date between Pharmacia and Monsanto substantially in the form attached hereto as Exhibit T-1, with such changes as may be mutually agreed to by Pharmacia and Monsanto.

            Third Party: a Person who is not a party hereto or a wholly-owned
            -----------
Subsidiary thereof.

            Third Party Claim: any claim, suit, arbitration, inquiry, proceeding
            -----------------
or investigation by or before any court, any Governmental Authority or any arbitration tribunal asserted by a Third Party.

            1.02 REFERENCES TO TIME. All references in this Agreement to times of the day shall be to St. Louis time, except as otherwise specifically provided herein.

                                   ARTICLE II

                                 THE SEPARATION

            2.01 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES. On or prior to the Separation Date, the parties hereto shall, and shall cause their respective wholly-owned Subsidiaries to: (1) execute instruments of assignment and transfer and to take such other corporate action as is necessary to transfer to members of the Monsanto Group all of the right, title and interest of the Pharmacia Group in the Monsanto Assets; and (2) take all action necessary for members of the Monsanto Group to assume all of the Monsanto Liabilities (other than the Liabilities under the

Financing Facility, which shall be assumed by Monsanto from and after the IPO Closing Date). A global assignment and assumption agreement along with Business Transfer Agreements for transfers of Monsanto Assets and assumption of Monsanto Liabilities will be executed on or prior to the Separation Date; provided, however, that in the event of a conflict between such agreements and this Agreement, this Agreement will control as to matters expressly within the scope of this Agreement. The parties acknowledge that circumstances in some jurisdictions outside of the United States may require the timing of part of the international separation to be delayed past the Separation Date. Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, as soon as reasonably practicable following the Separation Date or as otherwise provided in this Agreement, the Other Agreements or Schedule 2.01, as of and with effect from the Separation Date. As of the Separation Date, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Other Agreements as a Monsanto Asset, a Monsanto Liability, a Pharmacia Asset or a Pharmacia Liability, as the case may be, based upon the party to or by which such asset or liability is intended to be transferred or assumed.

            2.02 CERTIFICATE OF INCORPORATION; BYLAWS. Pharmacia and Monsanto shall take all action necessary so that, at the Separation Date, the Restated Certificate of Incorporation and By-laws of Monsanto shall be in the forms attached hereto as Exhibits 2.02(a) and 2.02(b), respectively.

            2.03 FINANCING ARRANGEMENTS EFFECTIVE ON SEPARATION DATE. Each of the parties hereto agrees that it will use reasonable efforts to obtain all necessary consents, waivers or amendments to each bank credit agreement, debt security or other financing facility to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound, or to refinance such agreement, security or facility, in each case on terms satisfactory to Pharmacia and Monsanto and to the extent necessary to permit the Separation to be consummated without any material breach of the terms of such agreement, security or facility.

            2.04 INTERCOMPANY ACCOUNTS. Effective on the Separation Date, except as otherwise provided in Schedule 2.04 or the Business Transfer Agreements, or as incurred in connection with the Separation,

                        (i) with respect to intercompany accounts arising from
            sales of products of the Monsanto Business: all accounts receivable will remain with or be transferred to the Monsanto Group as Monsanto Assets; and all accounts payable will remain with or be transferred to the Monsanto Group as Monsanto Liabilities;

                        (ii) with respect to intercompany accounts arising from
            the sales of products of the Pharmacia Business: all accounts receivable and all accounts payable will remain with or be transferred to the Pharmacia Group;

                        (iii) all intercompany loans or advances, and all other
            intercompany balances not specified in clauses (i) and (ii) above, shall not be transferred from one Group to another; and

                        (iv) all intercompany accounts, loans, advances and
            balances specified in clauses (i), (ii) and (iii) above are collectively referred to as "Intercompany Items."

            2.05 MONSANTO SUPPORT AGREEMENTS. Effective as of the Separation Date, and unless otherwise agreed between Pharmacia and Monsanto, Monsanto shall use its commercially reasonable efforts to cause one or more members of the Monsanto Group to be substituted in all respects for the Pharmacia Group or any member thereof with respect to all Monsanto Support Agreements.

                                  ARTICLE III

                    SURVIVAL, ASSUMPTION AND INDEMNIFICATION

            3.01 SURVIVAL OF AGREEMENTS. All covenants and agreements of the parties hereto contained in this Agreement and all covenants and agreements of the parties hereto and their respective wholly-owned Subsidiaries contained in the Other Agreements shall survive the Separation Date in accordance with their respective terms and shall not be merged into any deeds or other transfer or closing instruments or documents.

            3.02 TAXES. This Article III shall not be applicable to any Indemnifiable Losses or Liabilities related to (1) Taxes which shall be governed by the Tax Sharing Agreement; or (2) which are otherwise expressly provided for in the Other Agreements (excluding the Business Transfer Agreements).

            3.03 ASSUMPTION AND INDEMNIFICATION; EFFECT OF RECOVERY RIGHTS AGAINST INSURERS OR OTHER THIRD PARTIES.

            (a) Subject to Sections 3.02 and 3.03(f) and except as expressly provided in the Other Agreements, effective as of the Separation Date, Pharmacia hereby retains, assumes and agrees to pay, discharge, perform and satisfy in full, and to indemnify, defend and hold harmless each member of the Monsanto Group, and each of their Representatives and Affiliates, from and against (1) all Pharmacia Liabilities, (2) all Losses of any such member of the Monsanto Group, Representative or Affiliate (i) relating to, arising out of or due to the failure to pay, perform or discharge in due course the Pharmacia Liabilities by any member of the Pharmacia Group who has an obligation with respect thereto, or
(ii) to the extent arising from Pharmacia's breach of its covenants under Articles IV, V or VI and (3) all receivables from Third Parties relating to a Pharmacia Business that were assumed or retained by a member of the Monsanto Group. Monsanto will use commercially reasonable efforts not to take and to cause the members of the Monsanto Group and each of their Representatives and Affiliates not to take any action outside the ordinary course of business after the Separation Date which is reasonably likely to have the effect of increasing Pharmacia's or its wholly-owned Subsidiaries' Losses with respect to Pharmacia Liabilities or the indemnification or assumption provided by this Article III, and Monsanto will use commercially reasonable efforts to take and to cause the members of the Monsanto Group and each of their Representatives and Affiliates to take, at Pharmacia's expense, such commercially reasonable action as Pharmacia or its wholly-owned Subsidiaries may request to mitigate all such Losses as may be incurred with respect to Pharmacia Liabilities for which Pharmacia has agreed to indemnify Monsanto or with respect to any matter or Loss against which Pharmacia has agreed to indemnify Monsanto or which Pharmacia has agreed to assume.

            (b) Subject to Section 3.02 and 3.03(f) and except as expressly provided in the Other Agreements, effective as of the Separation Date, Monsanto hereby retains, assumes and agrees to pay, discharge, perform and satisfy in full, and to indemnify, defend and hold harmless each member of the Pharmacia Group and each of their Representatives and Affiliates, from and against (1) all Monsanto Liabilities (excluding Liabilities under the Financing Facility, which Monsanto shall assume from and after the IPO Closing Date and thereafter shall indemnify, defend and hold harmless each member of the Pharmacia Group and each of their Representatives and Affiliates from and against such Liabilities pursuant to an Issuing and Paying Agency and Assignment and Assumption Agreement to be entered into on or prior to the IPO Closing Date by Pharmacia, Monsanto and an agent or co-agents selected by Pharmacia), (2) any and all Losses of any such member of the Pharmacia Group, Representative or Affiliate (i) relating to, arising out of or due to the failure to pay, perform or discharge in due course the Monsanto Liabilities by any member of the Monsanto Group who has an obligation with respect thereto, or (ii) to the extent arising from Monsanto's breach of its covenants under Articles IV, V or VI, (3) any and all Third Party Claims arising from or related to Monsanto's use of the registration, license or permit or other rights granted to the Pharmacia Group by Governmental Authorities, (4) any uncanceled Monsanto Support Agreement for which no substitution has yet been effected pursuant to Section 2.05 and (5) all receivables from Third Parties relating to a Monsanto Business that were assumed or retained by a member of the Pharmacia Group. Pharmacia will use commercially reasonable efforts not to take and to cause the members of the Pharmacia Group and each of their Representatives and Affiliates not to take any action outside the ordinary course of business after the Separation Date which is reasonably likely to have the effect of increasing Monsanto's or its wholly-owned Subsidiaries' Losses with respect to Monsanto Liabilities or the indemnification or assumption provided by this Article III and Pharmacia will use commercially reasonable efforts to take and will cause the members of the Pharmacia Group and each of their Representatives and Affiliates to take at Monsanto's expense such commercially reasonable action as Monsanto or its wholly-owned Subsidiaries may reasonably request to mitigate all such Losses as may be incurred with respect to Monsanto Liabilities for which Monsanto has agreed to indemnify Pharmacia or with respect to any matter or Loss against which Monsanto has agreed to indemnify Pharmacia or which Monsanto has agreed to assume.

            (c) If any portion of an Indemnity Payment required to be made hereunder or under any Other Agreement is denominated in a currency other than United States dollars, the amount of such payment, at the election of the Indemnifying Party, may be reimbursed in local currency or shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

                        (1) with respect to an Indemnifiable Loss arising from
            payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution is reimbursed;

                        (2) with respect to an Indemnifiable Loss covered by
            insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Indemnifiable Loss with the Indemnifying Party; and

                        (3) with respect to an Indemnifiable Loss not described
            in clause (1) or (2) of this Section 3.03(c), the Foreign Exchange Rate for such currency shall be determined as of the date of payment to a Third Party in the case of such payments or as of the date that notice of the claim with respect to such other Indemnifiable Loss is given to the Indemnitee.

            (d) On and following the Separation Date Monsanto shall assume (or shall cause one of its wholly-owned Subsidiaries to assume) (i) the prosecution of all claims which are Monsanto Assets and are pending on the Separation Date; and (ii) the defense against all Third Party Claims which are Monsanto Liabilities and are pending on the Separation Date. Pharmacia shall use commercially reasonable efforts to make available and shall cause its wholly-owned Subsidiaries to use commercially reasonable efforts to make available to Monsanto and its wholly-owned Subsidiaries, at Monsanto's expense,
(i) any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that Monsanto or such Subsidiary reasonably believes are necessary or appropriate for such prosecution or defense as provided in Article V; and (ii) such other assistance in support of the prosecution or defense of such litigation as Monsanto or its wholly-owned Subsidiaries may reasonably request; provided, however, that no member of the Pharmacia Group shall be required to take any action, refrain from taking any action or make available any assistance if doing so could reasonably have the effect of increasing Liabilities of the Pharmacia Group.

            (e) Upon assumption or indemnification of the Losses under this Agreement, the Indemnifying Party shall be subrogated to rights of the Indemnitee against insurers or other Third Parties with respect to such assumed or indemnified amount. It is expressly agreed that no insurer or any other Third Party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of this Agreement, (ii) relieved of the responsibility to pay any Insured Claims or indemnified claims (including Monsanto Indemnified Liabilities) or any other claims for which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder. The Indemnitee shall, upon request, provide a formal assignment of a claim against an insurer or other third party to the Indemnifying Party with respect to the assumed or indemnified amount or shall otherwise reasonably cooperate at the Indemnifying Party's request and expense, with an attempt by the Indemnifying Party to recoup assumed or indemnified amounts from insurers or other third parties.

            (f) If an Indemnitee shall receive any amount of Insurance Proceeds or any other monies from a Third Party in connection with an Indemnifiable Loss (including without limitation any Insured Claims or any Monsanto Indemnified Liabilities), then such monies shall be promptly paid to the Indemnifying Party, less the amount of any Indemnifiable Loss incurred by the Indemnitee for which the Indemnifying Party has not yet made the Indemnitee whole. Nothing herein shall permit any Indemnifying Party to delay or refrain from making any payment to any Indemnitee because of the availability or alleged availability of any Insurance Policy or Insurance Proceeds (provided that the foregoing shall not limit the subrogation rights of an Indemnifying Party under Section 3.03). In addition, in no event shall the availability of recovery of an assumed or indemnified amount under an Insurance Policy or other contract relieve the Indemnifying Party of its obligation to make the Indemnitee whole for any deductibles, self-insured retentions, retrospective premiums or other amounts payable by the Indemnitee under the Insurance Policy or other contract with respect to any such recovery.

            3.04 PROCEDURE FOR ASSUMPTION OR INDEMNIFICATION.

            (a) If any Indemnitee receives notice of the assertion of any Third Party Claim with respect to any matter or Loss against which, under this Article III, an Indemnifying Party has agreed to indemnify such Indemnitee or such Indemnifying Party has agreed to assume, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 calendar days after becoming aware of such Third Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 3.04 shall not relieve any Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third Party Claim in reasonable detail and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

            (b) Pharmacia shall assume the defense of, and may seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses (including allocated costs of in-house counsel and other personnel) thereof shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other party with respect thereto pursuant to Section 9.02. In respect of a Shared Contingent Liability, Monsanto shall have the right to employ separate counsel and to participate (but not to control) the defense, compromise, or settlement thereof, but all fees and expenses of such counsel shall be at the sole expense of Monsanto.

            (c) Other than in the case of a Shared Contingent Liability (the procedures applicable to which are set forth in Section 3.04(b)), an Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, then, within fifteen Business Days after receiving notice of such Third Party Claim or sooner if the nature of such Third Party Claim so requires, such Indemnifying Party shall notify the Indemnitee of its intent to do so. Such Indemnitee shall thereupon use commercially reasonable efforts to make available to such Indemnifying Party, at such Indemnifying Party's expense, such assistance in support of the prosecution or defense of such litigation as the Indemnifying Party may reasonably request, including without limitation, the right to assert in the name of the Indemnitee such rights, claims, counterclaims or defenses that such Indemnitee would be or would have been permitted to assert in such litigation or in the prosecution of a claim or counterclaim against a Third Party or in defense against such Third Party Claim had the Separation not occurred. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation consistent with the provisions of
Article V. Except as provided herein, after notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article III for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof. Other than in the case of a Shared Contingent Liability (the procedures applicable to which are set forth in Section 3.04(b)), if an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 3.04 within the period of fifteen Business Days described above, such Indemnitee may defend, compromise and settle such Third Party Claim at the Indemnifying Party's expense; provided, however, that no such Indemnitee may compromise or settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

            (d) Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee from all Liability in respect of such Third Party Claim.

            (e) If an Indemnifying Party chooses to defend or to seek to compromise any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

            (f) Any claim on account of an Indemnifiable Loss arising out of or due to the failure to pay, perform or discharge in due course its respective obligations arising out of Section 3.03 by any member of the Indemnifying Party's Group who has an obligation with respect thereto but which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under Article VI of this Agreement.

                                   ARTICLE IV

                          CERTAIN ADDITIONAL COVENANTS

            4.01 FURTHER ASSURANCES.

            (a) In addition to the actions specifically provided for elsewhere in this Agreement and unless otherwise expressly provided in this Agreement or an Other Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute the Monsanto Liabilities (or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Monsanto Group, so that, in any case, the Monsanto Group will be solely responsible for such Liabilities), to confirm Monsanto's title to all Monsanto Assets and assumption of all Monsanto Liabilities, to put Monsanto in actual possession and operating control of all Monsanto Assets and all Monsanto Liabilities, and to permit Monsanto to exercise all rights and to perform its obligations with respect to all Monsanto Assets and all Monsanto Liabilities; provided, that nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed, subject to the obligations of each party described below. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transfers of Monsanto Assets and Monsanto Liabilities and the other transactions contemplated hereby. If any such transfer of Monsanto Assets or Monsanto Liabilities, including but not limited to, assignments of contracts, is not consummated prior to or at the Separation Date for any reason, including but not limited to, the absence of consents to assignment of contracts or approval by Governmental Authorities for the transfer of permits, then the relevant member of the Pharmacia Group shall thereafter hold such Monsanto Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), or shall retain such Monsanto Liability for the account of the party by whom such Monsanto Liability is to be assumed pursuant hereto, as the case may be, and shall take such other action as may be reasonably requested by the party to whom such Monsanto Asset is to be transferred, or by whom such Monsanto Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as if such Monsanto Asset or Monsanto Liability had been transferred as contemplated hereby. If and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties hereto agree that, as of the Separation Date, as between the parties, Monsanto shall be deemed to have acquired complete and sole beneficial ownership of all of the Monsanto Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Monsanto Liabilities, and all duties, obligations and responsibilities incident thereto.

            (b) Without limiting the generality of Section 4.01(a), Pharmacia, as the sole stockholder of Monsanto prior to the Separation, shall ratify any actions which are reasonably necessary or desirable to be taken by Monsanto to effectuate the transactions contemplated by this Agreement or the Other Agreements in a manner consistent with the terms of this Agreement or such Other Agreements.

            (c) In the event any registration, licenses, permits or other rights granted by Governmental Authorities to the Pharmacia Group must be transferred, amended or issued in order to conduct operations of the Monsanto Business after the Separation Date, and such permit transfer, amendment or issuance has not been accomplished as of such date, Pharmacia shall permit Monsanto to use the registration, license or permit of the Pharmacia Group to continue to operate the Monsanto Facilities until such transfer, amendment or issuance is accomplished, at Monsanto's expense, if to so do would be permitted by and not violate the terms of the registration, license or permit or any law, regulation, ordinance or rule, until such permit is transferred or issued to Monsanto. Monsanto shall use its commercially reasonable efforts to obtain such registrations, licenses, permits or other rights granted by Governmental Authorities as soon as reasonably practicable.

            (d) Schedule 4.01(d) to this Agreement sets forth certain assets which are Pharmacia Assets or Monsanto Assets, not including Intercompany Items, held by Monsanto or Pharmacia (the "Holder"), respectively, but which, in some cases, are subject to contracts for sale to Third Parties ("Sale Assets") or which, in other cases, cannot be transferred without one party incurring a substantial economic detriment which detriment could otherwise be deferred or avoided ("Non-Sale Assets"). Pharmacia and Monsanto agree that the Holder shall retain title to such Sale Assets and Non-Sale Assets following the Separation Date and shall not transfer to the other party (the "Beneficiary") the title or assign to the Beneficiary the contract(s) for sale or any other permits, licenses or contracts with respect to such assets subject to the following terms and conditions:

                        (i) The Holder from and after the Separation Date will
            hold the Sale Assets and the Non-Sale Assets in trust for the benefit of the Beneficiary, and operate the Sale Assets and the Non-Sale Assets on behalf of, and at the risk and expense of, the Beneficiary;

                        (ii) The Holder hereby irrevocably designates the
            Beneficiary as its attorney-in-fact and agent for all purposes with respect to all such Sale Assets and Non-Sale Assets, including without limitation, for all operating, remediation, monitoring and other activities, with respect to such Sale Assets and Non-Sale Assets; for all filings, notices and any other negotiations, activities or discussions with any Governmental Authority and/or any branch, commission, board or other subdivision thereof; for all discussions, negotiations or agreements with Third Parties with respect to, or arising from, such Sale Assets and Non-Sale Assets; and for all purposes relating to the execution, delivery and closing of contracts, agreements, documents or instruments with respect to the ownership, operation, use, occupation, sale or lease of the Sale Assets or Non-Sale Assets;

                        (iii) The Holder will take no action without the prior
            written consent of the Beneficiary which may have the effect of increasing the Beneficiary's liability with respect to any Sale Assets or Non-Sale Assets; and will take such action as is permitted by contract, in the absence of consent of the other party, and by law to place the Beneficiary, insofar as reasonably possible, in the same position as if such Sale Assets and Non-Sale Assets had been transferred, or conveyed to the Beneficiary on the Separation Date;

                        (iv) The Holder will use commercially reasonable efforts
            to comply with any operating covenants of contracts relating to the sale of the Sale Assets;

                        (v) In the event any Sale Assets are sold to a Third
            Party pursuant to a contract in existence on the Separation Date, the Holder shall convey the proceeds of such sale to the Beneficiary or the Beneficiary's designee, net of any applicable taxes or Liabilities incurred by the Holder with respect to such Sale Assets;

                        (vi) In the event any Sale Assets are not sold or
            conveyed to a Third Party pursuant to a contract in existence on the Separation Date or, at any other time, upon the request of the Beneficiary with respect to any Sale Assets or Non-Sale Assets, the Holder shall transfer and convey title to the affected asset to the Beneficiary or the Beneficiary's designee, at the Beneficiary's expense; and

                        (vii) As between Pharmacia and Monsanto, such Sale
            Assets and Non-Sale Assets shall be Pharmacia Assets (if the Beneficiary is Pharmacia) or Monsanto Assets (if the Beneficiary is Monsanto), as the case may be, and Liabilities primarily related to or arising from Sale Assets or Non-Sale Assets shall be Pharmacia Liabilities (if the Beneficiary is Pharmacia) or Monsanto Liabilities (if the Beneficiary is Monsanto), as the case may be, and subject to the indemnification provisions contained in Section 3.03(b) notwithstanding the fact that such Sale Assets or Non-Sale Assets were not transferred to the Beneficiary.

            (e) If Monsanto elects to pursue any claim or right relating to the Monsanto Assets, the Monsanto Business or the Former Agriculture Business, Pharmacia, upon request and at Monsanto's expense, shall use commercially reasonable efforts to make available to Monsanto such assistance in support of the prosecution of such litigation as Monsanto may reasonably request, including without limitation (upon reasonable notice to Pharmacia and to the extent necessary to effectively pursue such claim or right) the right to assert in the name of Pharmacia or any member of the Pharmacia Group such rights and claims that Pharmacia or such member would be or would have been permitted to assert in such litigation had the Separation not occurred; provided, however, that no member of the Pharmacia Group shall be required to take any action, refrain from taking any action or make available any assistance if doing so could reasonably have the effect of increasing Liabilities of the Pharmacia Group. Monsanto, upon request and at Pharmacia's expense, shall use commercially reasonable efforts to make available to Pharmacia such assistance in support of the prosecution of litigation relating to the Pharmacia Assets or the Pharmacia Business as Pharmacia may reasonably request.

            4.02 PHARMACIA EMPLOYEE POLITICAL ACTION COMMITTEE. Prior to or as soon as practicable after the Separation Date, Monsanto shall cause the MCF to transfer to the PEPAC an amount of cash equal to the payroll deduction contributions made to the MCF attributable to the employees of the Searle pharmaceutical unit of Pharmacia for the period beginning on April 3, 2000 and ending on the date of transfer, other than payroll deduction contributions attributable to employees who have made timely objection to such transfer.

            4.03 RECEIVABLES COLLECTION AND OTHER PAYMENTS. If after the Separation Date, either party receives payments belonging to the other party, the recipient shall promptly account for and remit same to the other party.

            4.04 LIMITED LEASES, LICENSES AND BENEFITS OF CERTAIN ASSETS.

            (a) With respect to sold or discontinued businesses for which Monsanto has assumed an Monsanto Liability, Pharmacia hereby grants a lease or license, and shall cause its wholly-owned Subsidiaries to grant a lease or license, to members of the Monsanto Group, without compensation and on a non-exclusive basis, with respect to such Pharmacia Assets (or the benefit of such Pharmacia Assets) relating to sold or discontinued businesses, including without limitation, those rights under contracts, leases or licenses held on the Separation Date, in each case to the extent the use or benefit of such Pharmacia Assets is reasonably necessary to satisfy such Monsanto Liabilities assumed by any member of the Monsanto Group pursuant to this Agreement or any Other Agreement.

            (b) With respect to a Former Agriculture Business for which Pharmacia has retained a Pharmacia Liability, including without limitation, Pharmacia Liabilities under operating agreements with Third Parties, Monsanto hereby grants a lease or license, and shall cause its wholly-owned Subsidiaries to grant a lease or license, to members of the Pharmacia Group, without compensation and on a non-exclusive basis with respect to such Monsanto Assets (or the benefit of such Monsanto Assets) relating to the Former Agriculture Business, including without limitation, those rights under contracts, leases or licenses held on the Separation Date, in each case to the extent the use or benefit of such Monsanto Assets is reasonably necessary to satisfy such Pharmacia Liabilities.

            4.05 MONSANTO'S USE OF MONSANTO ASSETS SUBJECT TO IRBS. Pharmacia is retaining as Pharmacia Liabilities the IRBs and all obligations related to the payment of principal and interest or other amounts thereunder and is retaining as Pharmacia Assets all rights with respect to the IRBs except the right to the ownership or occupancy of the property transferred to Monsanto as Monsanto Assets. Monsanto, however, agrees that Monsanto shall comply with all of the covenants and agreements set forth in the IRBs and any related agreements entered into in connection with the IRBs that are applicable to the owner or operator of the property or that affect the use of the property and shall not take any action which, or fail to take any action the failure of which, could increase or accelerate Pharmacia's liabilities under the IRBs or adversely affect the exclusion from gross income of interest on the IRBs. Monsanto shall not sell or otherwise transfer any properties or assets relating to the IRBs unless the transferee agrees to assume Monsanto's obligations under this Section
4.05 pursuant to an agreement reasonably satisfactory to Pharmacia.

                                   ARTICLE V

                              ACCESS TO INFORMATION

            5.01 PROVISION OF CORPORATE RECORDS. Prior to or as promptly as practicable after the Separation Date or from time to time as reasonably requested by the Monsanto Group, the Pharmacia Group shall deliver to the Monsanto Group: (i) all corporate books and records of the Monsanto Group; (ii) originals or copies of those corporate books and records of the Pharmacia Group primarily relating to the Monsanto Assets, the Monsanto Liabilities, the Monsanto Business or the Former Agriculture Business; (iii) originals or, at Pharmacia's election, copies of all other corporate records and books of the Pharmacia Group relating to the Monsanto Group, Monsanto Assets, the Monsanto Liabilities, the Monsanto Business, the Former Agriculture Business, or the Other Agreements; including without limitation in each case, all active agreements, active litigation files and government filings; and (iv) copies of any and all Insurance Policies. From and after the Separation Date, all such books, records and copies (where copies are delivered in lieu of originals), whether or not delivered, shall be the property of the Monsanto Group; provided, however, that all such Information contained in such books, records or copies relating to the Pharmacia Group, Pharmacia Assets, the Pharmacia Liabilities, the Pharmacia Business, or the Other Agreements shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. Pharmacia, if it so elects, may retain copies of any original books and records delivered to Monsanto along with those original books and records of the Pharmacia Group authorized herein to be retained (excluding books and records to the extent relating to Monsanto Technology as defined in the Intellectual Property Agreements or relating exclusively to Monsanto's use of Shared Know-How as defined in the Intellectual Property Agreements in the Monsanto Business or Former Agriculture Business); provided, however, that all such Information contained in such books, records or copies (whether or not delivered to the Monsanto Group) relating to the Monsanto Group, the Monsanto Assets, the Monsanto Liabilities, the Monsanto Business, the Former Agriculture Business, or the Other Agreements shall be subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law.

            5.02 ACCESS TO INFORMATION. In addition to the provisions set forth in Section 5.01 above, from and after the Separation Date and upon commercially reasonable notice, each of the Pharmacia Group and the Monsanto Group shall afford to the other and to the other's Representatives at the expense of the other party, commercially reasonable access and duplicating rights during normal business hours to all Information developed or obtained prior to the Separation Date within such party's possession relating to the other party or its businesses, its former businesses, its Assets, its Liabilities, or the Other Agreements, insofar as such access is reasonably requested by such other party, but subject to the applicable confidentiality provisions and restricted use provisions, if any, contained in this Agreement or the Other Agreements and any confidentiality restrictions imposed by law. In addition, without limiting the foregoing, Information may be requested under this Section 5.02 for audit, accounting, claims, intellectual property protection, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations. In each case, the requesting party agrees to cooperate with the other party to minimize the risk of unreasonable interference with the other party's business. In the event access to any Information otherwise required to be granted herein or in the Other Agreements is restricted by law or otherwise, the parties agree to take such actions as are reasonably necessary, proper or advisable to have such restrictions removed or to seek an exemption therefrom or to otherwise provide the requesting party with the benefit of the Information to the same extent such actions would have been taken on behalf of the requesting party had such a restriction existed and the Separation not occurred.

            5.03 LITIGATION SUPPORT AND PRODUCTION OF WITNESSES. After the Separation Date, each member of the Pharmacia Group and the Monsanto Group shall use commercially reasonable efforts to provide assistance to the other with respect to any Third Party Claim, and to make available to the other, upon written request: (i) such employees who have expertise or knowledge with respect to the other party's business or products or matters in litigation or alternative dispute resolution, for the purpose of consultation and/or as a witness; and (ii) its directors, officers, other employees and agents, as witnesses, in each case to the extent that the requesting party believes any such Person may reasonably be useful or required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. The employing party agrees that such consultant or witness shall be made available to the requesting party upon commercially reasonable notice to the same extent that such employing party would have made such consultant or witness available if the Separation had not occurred. The requesting party agrees to cooperate with the employing party in giving consideration to business demands of such Persons.

            5.04 REIMBURSEMENT. Except to the extent otherwise contemplated by this Agreement or any Other Agreement, a party providing Information, consultant, or witness services to the other party under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements, travel expenses, and other out-of-pocket expenses (including the direct and indirect costs of employees providing consulting and expert witness services in connection with litigation and alternative dispute resolution, but excluding direct and indirect costs of employees who provide Information or are fact witnesses) as may be reasonably incurred in providing such Information, consulting or witness services.

            5.05 RETENTION OF RECORDS. Except as otherwise required by law or agreed in writing, or as otherwise provided in any Other Agreement, each member of the Pharmacia Group and the Monsanto Group shall retain, for the periods set forth in the Pharmacia Corporation Records Retention Manual as in effect on the Separation Date or such longer period as may be required by law, this Agreement or the Other Agreements, all proprietary Information in such party's possession or under its control relating to the business, former business, Assets or Liabilities of the other party or the Other Agreements and, after the expiration of such applicable period, prior to destroying or disposing of any of such Information, (a) the party proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

            5.06 PRIVILEGED INFORMATION. In furtherance of the rights and obligations of the parties set forth in this Article V:

            (a) Each party hereto acknowledges that (1) each of the Pharmacia Group on the one hand, and the Monsanto Group on the other hand, has or may obtain Information regarding a member of the other Group, or any of its operations, employees, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents), as applicable, that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges ("Privileged Information");
(2) there are a number of actual, threatened or future litigation, investigations, proceedings (including arbitration proceedings), claims or other legal matters that have been or may be asserted by or against, or otherwise affect, each or both of Pharmacia and Monsanto (or members of either Group) ("Litigation Matters"); (3) Pharmacia and Monsanto have a common legal interest in Litigation Matters, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information, in each case relating to the Pharmacia Business or the Monsanto Business or any former businesses, the Assets or the Liabilities of each party as it or they existed prior to the Separation Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Separation Date; and (4) Pharmacia and Monsanto intend that the transactions contemplated by this Agreement and the Other Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any potentially applicable privilege.

            (b) Each of Pharmacia and Monsanto agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the Pharmacia Business or the Monsanto Business or any former businesses or Assets or Liabilities of either party as they or it existed prior to the Separation Date, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Separation Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld and shall not be withheld if the other party certifies that such disclosure is to be made in response to a likely threat of suspension, debarment, criminal indictment or similar action; provided, however, that Pharmacia and Monsanto may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates, in the case of Pharmacia, solely to the Pharmacia Business, its former businesses (other than the Monsanto Business or Former Agriculture Business), the Pharmacia Assets or the Pharmacia Liabilities as each existed prior to the Separation Date or, in the case of Monsanto, solely to the Monsanto Business, the Former Agriculture Business, the Monsanto Assets or the Monsanto Liabilities, as each existed prior to the Separation Date. The parties will use commercially reasonable efforts to limit any such disclosure or waiver to the maximum extent possible and shall seek the execution of a confidentiality agreement by the party or parties to which such disclosure or waiver is made.

            (c) Upon any member of the Pharmacia Group or any member of the Monsanto Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to the Pharmacia Business, its former businesses (other than the Monsanto Business or Former Agriculture Business), the Pharmacia Assets or the Pharmacia Liabilities (in the case of the Monsanto Group) or the Monsanto Business, Former Agriculture Business, the Monsanto Assets or the Monsanto Liabilities (in the case of the Pharmacia Group), as they or it existed prior to the Separation Date or relating to or arising in connection with the relationship between the constituent elements of the Groups on or prior to the Separation Date, the recipient of the notice shall promptly provide to Pharmacia, in the case of receipt by a member of the Monsanto Group, or to Monsanto, in the case of receipt by a member of the Pharmacia Group, a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) above, Pharmacia and Monsanto shall cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

            5.07 CONFIDENTIALITY. From and after the Separation Date, each of Pharmacia and Monsanto shall hold, and shall use its commercially reasonable efforts to cause its employees, Affiliates and Representatives to hold, in strict confidence all Information concerning or belonging to the other party obtained by it prior to the Separation Date or furnished to it by such other party pursuant to this Agreement or the Other Agreements and shall not release or disclose such Information to any other Person, except its Representatives, who shall be bound by the provisions of this Section 5.07; provided, however, that Pharmacia and Monsanto and their respective employees, Affiliates and Representatives may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of Pharmacia's or Monsanto's counsel (as the case may be), by other requirements of law, or (b) such party can show that such Information was (1) available to such party after the Separation Date from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, on a nonconfidential basis prior to its disclosure to such party after the Separation Date by the other party, (2) in the public domain through no fault of such party, (3) lawfully acquired by such party from Third Party sources other than employees or former employees of either party, their Affiliates, former Affiliates, Representatives or former Representatives, after the time that it was furnished to such party pursuant to this Agreement or the Other Agreements or (4) is independently discovered or developed after the Separation Date by employees of such party. Notwithstanding the foregoing, each of Pharmacia and Monsanto and their respective Representatives and Affiliates shall be deemed to have satisfied its obligations under this Section 5.07 with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information. Each party further covenants that it shall not disclose to any Third Party (or any successor by merger or otherwise) the fact that the other party uses Shared Know-How (as defined in the Intellectual Property Agreements) or if known, the particulars of such use.

                                   ARTICLE VI

                               DISPUTE RESOLUTION

            6.01 STEP PROCESS. Any controversy or claim arising out of or relating to this Agreement or any Other Agreement, or the breach thereof (a "Dispute"), shall be resolved by a series of three events in the following sequence: negotiation between senior executives, mediation and then binding arbitration. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VI shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

            6.02 NEGOTIATION. The parties will first attempt to resolve any Dispute by direct discussions and negotiation, including if either party so elects, negotiation among senior executives of Pharmacia and Monsanto. Any party asked to participate in such negotiations will use reasonable efforts to make a designated senior executive available promptly to participate in negotiations, with authority to resolve the matter. The designated senior executives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such a solution within a period of 30 days after a notice calling for negotiation among senior executives is given, then, upon notice by either party to the other, any Dispute shall be referred to mediation administered by the American Arbitration Association in accordance with its Commercial Mediation Rules.

            6.03 MEDIATION. If a Dispute cannot be settled through negotiation as provided in Section 6.02, the parties agree to attempt to settle the Dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration. If the Dispute is not resolved within 60 days after initiation of mediation, either party may demand arbitration by the American Arbitration Association administered under its Commercial Arbitration Rules (the "Rules").

            6.04 ARBITRATION. Any otherwise unresolved Dispute shall be resolved by final and binding arbitration administered by the American Arbitration Association in accordance with its Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one if the claims in such Dispute aggregate less than $1 million, and three if the claims in such Dispute aggregate $1 million or more. If three arbitrators are to be chosen, one shall be appointed by each of the parties and the third shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter pursuant to the Rules. The place of arbitration shall be New York, N.Y.

            6.05 INJUNCTIVE RELIEF. Either party may make an application to the arbitrator(s) seeking injunctive or other provisional relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Article, apply to any court having jurisdiction for any interim or provisional relief (including without limitation injunctive relief) that is necessary to maintain the parties' relative positions until such time as the arbitration award is rendered or the controversy is otherwise resolved.

            6.06 REMEDIES. The arbitrator(s) shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Other Agreement, nor any right or power to award punitive or treble damages.

            6.07 EXPENSES. The parties shall bear their own expenses and attorneys' fees in pursuit and resolution of any Dispute. The parties shall share equally the costs and expenses (including the fees of any neutral mediator or arbitrator) of any mediation or arbitration hereunder.

                                  ARTICLE VII

                  NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS

            7.01 NO REPRESENTATIONS OR WARRANTIES; EXCEPTIONS. Monsanto understands and agrees that no member of the Pharmacia Group is, in this Agreement or in any Other Agreement, representing or warranting to the Monsanto Group in any way as to the Monsanto Assets, the Monsanto Liabilities, the Monsanto Business, the Former Agriculture Business or the Monsanto Balance Sheet, or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood as between the Groups, the members of the Monsanto Group shall take all of the Monsanto Assets "as is, where is" and that, except as provided in this Section 7.01 or in Section 4.01, the members of the Monsanto Group shall bear the economic and legal risk that conveyances of the Monsanto Assets shall prove to be insufficient or that the title of any member of the Monsanto Group to any Monsanto Assets shall be other than good and marketable and free from encumbrances. Real property in the United States being transferred to Monsanto will be conveyed by Special Warranty Deed, in recordable form and warranting title to be free and clear from all lawful claims of those claiming by, through or under Pharmacia, but not otherwise; provided, however, such Special Warranty Deed shall be subject to deed restrictions, easements, rights-of-way, and all other matters of record.

                                  ARTICLE VIII

                                    INSURANCE

            8.01 INSURANCE POLICIES AND RIGHTS.

            (a) To the extent permitted by law, without limiting the generality of the definition of Monsanto Assets set forth in Section 1.01, the effect of
Section 2.01, or the availability of subrogation rights as an Indemnifying Party under Section 3.03, the Monsanto Assets shall include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds with respect to all Insured Monsanto Claims under any Insurance Policies. The Monsanto Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling and other charges owed under the Insurance Policies with respect to the coverage provided for Insured Monsanto Claims.

            (b) To the extent permitted by law, without limiting the generality of the definition of Pharmacia Assets set forth in Section 1.01, the effect of
Section 2.01, or the availability of subrogation rights as an Indemnifying Party under Section 3.03, the Pharmacia Assets shall include any and all rights of an insured party including rights of indemnity and the right to be defended by or at the expense of the insurer, and to receive Insurance Proceeds under any Insurance Policies other than the rights under the Insurance Policies which are included in Monsanto Assets pursuant to Section 8.01(a). The Pharmacia Group shall be solely responsible for any and all deductibles, self-insured retentions, retrospective premiums, claims handling and other charges owned under the Insurance Policies with respect to the coverage provided for Insured Claims other than Insured Monsanto Claims.

            (c) Solely for purposes of this Article VIII, "Pharmacia Group" and "Monsanto Group" shall include their consolidated entities to the extent such entities were in existence on or prior to the Separation Date or are set forth on Schedule M-8.

            8.02 ADMINISTRATION AND RESERVES. Consistent with the provisions of
Article III, from and after the Separation Date:

            (a) Pharmacia shall be responsible for (1) Insurance Administration of the Insurance Policies with respect to any Pharmacia Liabilities, any Pharmacia Assets or any claims as to which the Pharmacia Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement; and (2) Claims Administration with respect to any Pharmacia Liabilities, any Pharmacia Assets or any claims as to which the Pharmacia Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement. It is understood that the retention of the Insurance Policies by Pharmacia is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including without limitation, claims of Monsanto and any of its operations, Subsidiaries and Affiliates for insurance coverage, reimbursement, subrogation or otherwise; and

            (b) Monsanto shall be responsible for (1) Insurance Administration of the Insurance Policies with respect to any Monsanto Liabilities, any Monsanto Assets, or any claims as to which the Monsanto Group has rights of reimbursement or subrogation pursuant to this Agreement or any Other Agreement, and (2) Claims Administration with respect to any Monsanto Liabilities, any Monsanto Assets, or any claims as to which the Monsanto Group has rights of reimbursement or subrogation pursuant to this Agreement or an Other Agreement. Subject to the terms of the Services Agreement, Pharmacia shall perform the Insurance Administration and provide assistance to the Monsanto Group with respect to Claims Administration for claims as to which Monsanto or the Monsanto Group has rights or obligations hereunder as part of the insurance and risk management services it will perform for the Monsanto Group after the Separation Date.

            (c) The parties hereto shall cooperate with regards to Insurance Administration, and shall share information concerning such matters so that both the Monsanto Group and the Pharmacia Group are aware on a continuing basis of remaining aggregate limits of coverage, deductible payments and other matters relevant to continued dealings with insurers providing coverage for Liabilities of both Groups.

            (d) Nothing in this Agreement shall be construed or deemed to affect in any way the right of Pharmacia to obtain and administer future insurance policies or to enter into future indemnification agreements with third parties on whatever terms it believes to be advisable, including the entry into insurance policies covering Pharmacia and its subsidiaries.

            8.03 ALLOCATION OF INSURANCE PROCEEDS; COOPERATION.

            (a) Except as otherwise provided in Section 3.03(c), the parties shall use reasonable efforts to ensure that Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to Pharmacia with respect to Pharmacia Liabilities and to Monsanto with respect to the Monsanto Liabilities.

            (b) In the case of any Shared Contingent Liability, any Insurance Proceeds or other amounts actually received, realized or recovered by any party in respect of the Shared

Contingent Liability will be shared between the parties in such manner as may be necessary so that the obligations of the parties for such Shared Contingent Liability, net of such Insurance Proceeds or other amounts, will remain in proportion to their respective Share Percentages, regardless of which party or parties may actually receive, realize or recover such Insurance Proceeds or other amounts.

            8.04 REIMBURSEMENT OF EXPENSES. Monsanto shall reimburse the relevant insurer or the relevant third-party administrator, to the extent required under any Insurance Policy or Claims Handling Agreement for any services performed after the Separation Date with respect to any and all Insured Monsanto Claims which are not Pharmacia Liabilities which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy or Claims Handling Agreement.

            8.05 ATTEMPT TO OBTAIN INSURER ENDORSEMENTS. Pharmacia agrees to notify insurers under the Insurance Policies with policy periods that include the effective date of this Agreement of the Separation and to request an endorsement by such insurers that the coverage provided by such Insurance Policies will apply to the Pharmacia Group and the Monsanto Group with the same force and effect and subject to the same terms, conditions, and exclusions as if the Separation had not occurred.

            8.06 NO REDUCTION OF COVERAGE. Except for reduction in coverage resulting from submission and payment of Insured Claims, neither party shall take any action to eliminate or reduce coverage available to the other party under any Insurance Policy or Claims Handling Agreement for any claims without the prior written consent of the other party (which shall not be unreasonably withheld or delayed); provided, however, that nothing herein shall affect a party's right to amend the terms of a Claims Handling Agreement or Insurance Policy on renewal or otherwise.

                                   ARTICLE IX

                     SHARED CONTINGENT GAINS AND LIABILITIES

            9.01 SHARED CONTINGENT GAINS.

            (a) Any benefit that may be received from any Shared Contingent Gain shall be shared among Pharmacia and Monsanto in proportion to the Pharmacia Share Percentage and the Monsanto Share Percentage, respectively, and shall be paid in accordance with Section 9.03. Notwithstanding the foregoing, Pharmacia shall have sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Shared Contingent Gain. Monsanto shall not take, or permit any member of its Group to take, any action (including commencing any claim) that would interfere with such rights and powers of Pharmacia. Pharmacia shall use its commercially reasonable efforts to notify Monsanto in the event that it commences an Action with respect to a Shared Contingent Gain; provided that the failure to provide such notice shall not give rise to any rights on the part of Monsanto. Monsanto acknowledges that Pharmacia may elect not to pursue any Shared Contingent Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than Monsanto or any business reasons that are in the best interests of Pharmacia or any member of the Pharmacia Group, without regard to the best interests of any member of the Monsanto Group) and that no member of the Pharmacia Group shall have any liability to any Person (including any member of the Monsanto Group) as a result of any such determination.

            (b) In the event of any dispute as to whether any claim or right is a Shared Contingent Gain, Pharmacia may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that Pharmacia commences any such prosecution or assertion and, upon resolution of the dispute, Monsanto is determined hereunder to have the exclusive right to such claim or right, Pharmacia shall, promptly upon the request of Monsanto, discontinue the prosecution or assertion of such right or claim and transfer the control thereof to Monsanto. In such event, Monsanto will reimburse Pharmacia for all costs and expenses (including allocated costs of in-house counsel and other personnel), reasonably incurred prior to resolution of such dispute in the prosecution or assertion of such claim or right.

            9.02 SHARED CONTINGENT LIABILITIES.

            (a) As set forth in Section 3.04(b), Pharmacia shall assume the defense of, and may seek to settle or compromise, any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses (including allocated costs of in-house counsel and other personnel) thereof shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to this Section 9.02.

            (b) Each of Pharmacia and Monsanto shall be responsible for its Share Percentage of any Shared Contingent Liability, adjusting for Insurance Proceeds and other amounts in the manner provided by Section 3.03(d); provided that any Shared Contingent Liability for environmental remediation or other environmental responsibility shall be allocated as provided in Section 9.02(c). It shall not be a defense to any obligation by any party to pay any amount in respect of any Shared Contingent Liability that such party was not consulted in the defense thereof, that such party's views or opinions as to the conduct of such defense were not accepted or adopted, that such party does not approve of the quality or manner of the defense thereof or that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability.

            (c) Any Shared Contingent Liability for environmental remediation or other environmental responsibility shall be borne by each party in proportion to its respective contribution to the site giving rise to such Shared Contingent Liability. Any disagreement between the parties with respect to the allocation of responsibility under this Section 9.02(c) shall be resolved in accordance with the provisions of Article VI.

            9.03 PAYMENTS.

            (a) The applicable percentage of any amount received in respect of any Shared Contingent Gains pursuant to Section 9.01 or the applicable percentage of any amount owed in respect of any Shared Contingent Liabilities pursuant to Section 9.02, including reimbursement for the cost or expense of defense (such as allocated costs of in-house counsel and other personnel) of any Third Party Claim that is a Shared Contingent Liability, shall be remitted promptly to the party entitled to receive such amount after such party provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

            (b) In the case of any Shared Contingent Gain, Pharmacia shall be entitled to retain from the amount of the Shared Contingent Gain otherwise payable to Monsanto, Monsanto's Share Percentage of the costs and expenses (including allocated costs of in-house counsel and other personnel) paid or incurred by or on behalf of any member of the Pharmacia Group in connection with such Shared Contingent Gain. In the case of any Shared Contingent Liability, Pharmacia shall be entitled to reimbursement from Monsanto in advance of a final determination of any Action for amounts paid in respect of costs and expenses (including allocated costs of in-house counsel and other personnel) related thereto, from time to time as such costs and expenses are incurred.

            (c) Any amounts billed and properly payable in accordance with this
Article IX that are not paid within 30 days of such bill shall bear interest at the Prime Rate plus 2% per annum.

            9.04 PROCEDURES TO DETERMINE STATUS OF SHARED CONTINGENT GAINS AND LIABILITIES.

            (a) Pharmacia and Monsanto will form the Shared Contingent Claim Committee for the purpose of resolving whether any claim or right is a Shared Contingent Gain and whether any Liability is a Shared Contingent Liability.

            (b) Either party may refer any potential claim, right or Liability to the Contingent Claim Committee for resolution as described in Section 9.04(a) and the Shared Contingent Claim Committee's determination (which shall be made within 30 days of such referral), if unanimous, shall be binding on both parties and their respective successors and assigns. In the event that the Shared Contingent Claim Committee cannot reach a unanimous determination as to the nature or status of any such claim, right or Liability within 30 days after such referral, the issue will be submitted for arbitration pursuant to the procedures set forth in Article VI of this Agreement. The outcome of the arbitration pursuant to Article VI shall be final and binding on both parties and their respective successors and assigns.

                                   ARTICLE X

                                 NON-COMPETITION

            10.01 MONSANTO NON-COMPETE. For a two year period following the Separation Date, the Monsanto Group shall not commercialize (i.e., sell or transfer for sale or use by the end user) products in the businesses retained by Pharmacia. This obligation shall include without limitation COX-2 inhibitors and IBAT (ASBT) inhibitors from any synthetic, plant or other origin. Excluded from this non-compete obligation are the following: (i) any nutrition product (other than said COX-2 inhibitors and IBAT (ASBT) inhibitors) to the extent that commercialization of such product does not require approval by the Food & Drug

Administration as a drug or (ii) the production of any protein or other material (other than said COX-2 inhibitors and IBAT (ASBT) inhibitors) in plants, microbes or enzymatic technology.

            10.02 PHARMACIA NON-COMPETE. For a two year period following the Separation Date, the Pharmacia Group shall not commercialize (i.e., sell or transfer for sale or use by the end user) products in the businesses transferred to Monsanto. This obligation shall include without limitation any and all non-human somatotropins.

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.01 CONDITIONS TO OBLIGATIONS.

            [Intentionally omitted.]

            11.02 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Other Agreements and the agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

            11.03 OTHER AGREEMENTS. Except as otherwise expressly provided herein, if there shall be a conflict or an inconsistency between the provisions of this Agreement and the provisions of an Other Agreement, the provisions of this Agreement shall control over the inconsistent provisions of the Other Agreement as to matters within the scope of this Agreement.

            11.04 EXPENSES. Pharmacia shall pay (or reimburse Monsanto for) all reasonable and customary out-of-pocket costs and expenses of any party hereto whether incurred prior to or after the Separation Date directly related to the preparation, execution and delivery of this Agreement and the Other Agreements and the consummation of the Separation and the IPO, consisting of fees and expenses of external advisors (including independent public accountants, consultants and attorneys), expenses directly related to the IPO (other than underwriting discounts and commissions), transfer and other costs, registration and filing fees, printing and mailing costs, and any other costs, fees or charges imposed by a governmental entity.

            11.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the Arbitration Act shall govern the matter described in
Article VI, and the Delaware Uniform Arbitration Act, Del. Code Ann.ss.ss.5701-5725, shall not apply to the matters set forth in this Agreement.

            11.06 NOTICES. All notices, requests, claims, demands and other communications hereunder (collectively, "Notices") shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            If to Pharmacia:              Pharmacia Corporation
                                          100 Route 206 North
                                          Peapack, New Jersey  07977
                                          Attention:  Christopher J. Coughlin
                                          Telephone:  (908) 901-8000
                                          Facsimile:  (908) 901-1815

            with a copy to:               Pharmacia Corporation
                                          100 Route 206 North
                                          Peapack, New Jersey  07977
                                          Attention:  Richard T. Collier
                                          Telephone:  (908) 901-8000
                                          Facsimile:  (908) 901-1810

            If to Monsanto:               Monsanto Company
                                          800 North Lindbergh Boulevard
                                          St. Louis, Missouri  63167
                                          Attention:  Terrell K. Crews
                                          Telephone:  (314) 694-1000
                                          Facsimile:  (314) 694-8610

            with a copy to:               Monsanto Company
                                          800 North Lindbergh Boulevard
                                          St. Louis, Missouri  63167
                                          Attention:  R. William Ide III
                                          Telephone:  (314) 694-1000
                                          Facsimile:  (314) 694-6399

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 11.06.

            11.07 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the parties hereto.

            11.08 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Except for the provisions of Sections 3.03 and 3.04 relating to Indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

            11.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.10 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

            11.11 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

            11.12 REFERENCES; CONSTRUCTION. References to any "Appendix," "Article," "Exhibit," "Schedule" or "Section," without more, are to Appendices, Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" set forth examples only and in no way limit the generality of the matters thus exemplified.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                         PHARMACIA CORPORATION



                                         By:___________________________
                                             Name:
                                             Title:


                                         MONSANTO COMPANY



                                         By:___________________________
                                             Name:
                                             Title:

                             EXHIBITS AND SCHEDULES


EXHIBITS
--------
Exhibit C-1                Form of Corporate Agreement
Exhibit E-1                Form of Employee Benefits and Compensation Allocation Agreement
Exhibit I-1                Form of Intellectual Property Transfer Agreement
Exhibit S-1                Form of Services Agreement
Exhibit T-1                Form of Tax Sharing Agreement
Exhibit 2.02(a)            Form of Monsanto's Restated Certificate of Incorporation
Exhibit 2.02(b)            Form of Monsanto's By-Laws


SCHEDULES
---------

Schedule E-1               Excluded Monsanto Assets
Schedule E-2               Excluded Monsanto Liabilities
Schedule F-1               Former Agriculture Business
Schedule L-1               Lease Agreements: Facilities
Schedule M-1               Medium-Term Notes: Agreements
Schedule M-2               Monsanto Assets: Real Property
Schedule M-3               Monsanto Assets: Partnership, Joint Venture and Other Equity Interests
Schedule M-4               Monsanto Assets: Other
Schedule M-5               Monsanto Business: Principal Monsanto Businesses and Operations
Schedule M-6               Monsanto Liabilities: Environmental
Schedule M-7               Monsanto Liabilities: Other
Schedule M-8               Monsanto Subsidiaries
Schedule M-9               Monsanto Support Agreements
Schedule 2.01              Delayed Transfer of Assets and Assumption of Liabilities
Schedule 2.04              Intercompany Accounts: Specified Jurisdictions Exceptions
Schedule 4.01(d)           Sale Assets and Non-Sale Assets

